EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made as of the 1st day of July, 2013 (the “Commencement Date”), between Mimvi, Inc., a Nevada corporation (the “Company”), and Qayed Shareef (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms of this Agreement, as of the Commencement Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Employment. The term of this Agreement shall extend from the Commencement Date until the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one (1) additional year on the third anniversary of the Commencement Date and each anniversary thereafter unless, not less than one hundred and twenty (120) days prior to each such date, the Company or the Executive shall have given notice to the other that it or he does not wish to extend this Agreement. The term of this Agreement shall be subject to termination as provided in Section 4 and may be referred to herein as the “Term.”

2.           Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Company’s Board of Directors (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company.

3.           Compensation and Related Matters.

(a)          Base Salary. The Executive’s initial annual base salary shall be $120,000 for the Term. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in accordance with the payroll practices of the Company.

(b)          Equity. During the Term, Executive shall be granted options to purchase shares of the Company’s common stock. The options shall be granted pursuant to the Company’s equity incentive plan then in effect (the “Plan”). The Executive agrees to be bound by the terms of the Plan as in effect from time to time.

(c)          Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and verifiable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d)          Other Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits under any executive benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(d) in respect of any calendar year of the Term during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

(e)          Vacations. The Executive shall be entitled to twenty (20) paid vacation days in each calendar year, which shall be accrued ratably during the calendar years of the Term. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

4.           Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death. The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Executive to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)          Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause if at a meeting of the Board called and held for such purpose, a majority of the members of the Board determine in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary, and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued, willful, and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity, or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (iv) a material breach by the Executive of any of the provisions contained in Section 6 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies which has continued following written notice of such violation from the Board; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company in writing to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii), or (vi) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

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(d)          Termination by Company without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not result from the death or disability of the Executive under Section 4(a) or (b), does not constitute a termination for Cause under Section 4(c), and does not constitute a termination pursuant to the sale of the Company under Section 4(e) shall be deemed a termination without Cause.

(e)          Termination in connection with Sale of the Business. In the event of a sale of the Company (whether by stock sale, asset sale, merger, consolidation, or otherwise), this Agreement shall remain an enforceable obligation of the Company unless (i) expressly assumed by the buyer, or (ii) expressly waived by Executive.

(f)          Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason upon thirty (30) days written notice to the Board.

(g)          Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(h)          Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), the date on which a Notice of Termination is given; or (iv) if the Executive’s employment is terminated under Section 4(e) in connection with the sale of the Company, the date of the closing of such sale. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.           Compensation Upon Termination.

(a)          Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation, and any vested benefits the Executive may have under any executive benefit plan of the Company (the “Accrued Benefit”) on the Executive’s Date of Termination. Notwithstanding the foregoing, the Accrued Benefit shall not include any Employment Agreement Contingent Compensation, as it is expressly understood that Employment Agreement Contingent Compensation shall not be payable following the termination of the Executive, except for a termination under Sections 4(d) in connection with termination of the Employment Agreement without cause or 4(e) in connection with the sale of the Company (pro-rata as of the date of the closing of such sale).

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(b)          Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. If the Executive signs a standard general release of claims in a form and manner satisfactory to the Company and Executive (the “Release”) within twenty-one (21) days of the receipt of the Release and does not revoke such Release during the seven-day revocation period, the Company shall (A) pay the Executive the greater of: (i) the unpaid Base Salary that the Executive, had he not been terminated, would have earned through the end of the Term; and (ii) one year of Base Salary (the “Severance Amount”); and (B) continuation of healthcare benefits for a period at the Company’s cost for a period of eighteen (18) months pursuant to COBRA (collectively, the “Severance”). The Severance Amount shall be paid out in accordance with the Company’s standard payroll practice, beginning on the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, if later. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 6 of this Agreement, all payments of the Severance Amount shall immediately cease.

6.           Confidential Information, Noncompetition and Cooperation.

(a)          Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes, or formulae; software; market or sales information or plans; customer lists; and business plans, prospects, and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b).

(b)          Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c)          Documents, Records, etc. All documents, records, data, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

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(d)          Noncompetition and Nonsolicitation. During the Term, and only during the Term, the Executive will not, without the prior written consent of the Board, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity anywhere in the world which is similar to or competitive with any business in which the Company is engaged or proposes to engage, so long as the Company (or its successor, if any) shall engage in such activity; provided, however, that the foregoing shall not prevent the Executive from owning beneficially or of record up to five percent (5%) of the outstanding securities of a publicly-held corporation which engages in competitive activities. In addition, during the Term (including any severance period provided by Section 5(b) plus twelve (12) months following the end of the Term, the Executive shall refrain from soliciting or encouraging any executive of the Company to terminate his or her employment by the Company and to become employed by Executive, or any business or entity (other than the Company) with which he is affiliated as an owner, investor, lender, or in any other capacity. Furthermore, during the Term, the Executive will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 6(d) are intended to protect the Company’s interest in its Confidential Information and established executive, customer, and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)          Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)          Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6(f).

(g)          Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 7 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach.

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7.          Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Court for the Southern District of California.

8.          Integration. This Agreement, together with any other documents contemplated thereby, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

9.          Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10.         Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees, and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

11.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.         Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

14.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (not including the Executive).

15.         Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to conflict of laws principles.

16.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MIMVI, INC.

/s/ Kevin Conner
Kevin Conner, Chief Financial Officer

EXECUTIVE

/s/ Qayed Shareef
Qayed Shareef